Exhibit 99.1

VISHAY INTERTECHNOLOGY UPDATES THIRD QUARTER 2022 GUIDANCE AND SCHEDULES THIRD QUARTER 2022 EARNINGS CALL

Malvern, PA, October 18, 2022. Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today announced that its results for the third fiscal quarter of 2022 are expected to be above the Company’s previous outlook. The Company now expects to report third quarter revenues of approximately $925 million at a gross margin of approximately 31.3% plus/minus 10 basis points. The previous expectation was for revenues in the range of $860 to $900 million at a gross margin of 29.0% plus/minus 50 basis points assuming an exchange rate USD/EUR of 0.98.

Vishay will release its results for the third quarter ended October 1, 2022, before the New York Stock Exchange opens on Wednesday, November 2, 2022.

A conference call to discuss Vishay’s third quarter financial results is scheduled for Wednesday, November 2, 2022 at 9:00 a.m. ET. The dial-in number for the conference call is 877-407-0989 (+1 201-389-0921, if calling from outside the United States) and the access code is 13733054.

A live audio webcast of the conference call and a PDF copy of the press release and the quarterly presentation will be accessible directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

There will be a replay of the conference call from 12:00 p.m. ET on Wednesday, November 2, 2022, through 11:59 p.m. ET on Wednesday, November 16, 2022. The telephone number for the replay is +1 877-660-6853 (+1 201-612-7415, if calling from outside the United States or Canada) and the access code is 13733054.

About Vishay
Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at www.Vishay.com.

Statements contained herein that relate to the Company's expected third quarter revenues, and gross margins are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected.  Results for the third fiscal quarter will only be known with certainty when the Company completes its accounting for the quarter. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The DNA of tech™ is a trademark of Vishay Intertechnology.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300